Exhibit 99.1

Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 28, 2008	Media: Robin Keegan 1-888-467-3751

Plum Creek Timber Company, Inc. Reports Results for First Quarter 2008

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $38 million, or $0.22 per diluted share, on revenues of $363 million. Earnings for the first quarter of 2007 were $45 million, or $0.25 per diluted share, on revenues of $369 million.

“We’re focusing our activities in our best markets during these challenging economic conditions,” said Rick Holley, president and chief executive officer. “We are serving strong demand from pulpwood customers while limiting our sawlog harvest, allowing our most valuable timber to continue to grow during a period of reduced lumber demand. Our Real Estate segment produced good results although two large transactions planned for the quarter were not completed. We’re well positioned to continue to execute our strategies with the most diversified timberland holdings in the nation and a strong balance sheet. As business conditions evolve, we will continue to adjust our near-term plans to maximize long-term value.”

Review of Operations

The Northern Resources segment reported operating profit of $14 million during the first quarter, down $5 million from the same period of 2007. Lower sawlog prices and a 10 percent planned reduction in pulpwood harvest volumes were the primary reasons for the profit decline. Lumber customers continued to curtail production in the face of weak housing activity and, as a result, average sawlog prices were 6 percent lower than the same period of last year. The harvest from Oregon timberlands acquired over the past 18 months resulted in a modest increase in the quarter’s sawlog harvest compared to the same period of 2007. Average pulpwood prices increased 6 percent year over year.

Operating profit in the Southern Resources segment was $37 million, compared to $46 million, during the same period of 2007. Lower lumber production throughout the South led to lower sawlog prices while strong demand for pulpwood led to significantly higher pulpwood prices. Average sawlog prices were 9 percent lower than the first quarter levels of 2007. As a result, the company reduced its Southern sawlog harvest 13 percent from the same period of last year. Average southern pulpwood prices were 17 percent higher than the same period of 2007 and, as a result, the company maintained its elevated pace of pulpwood harvest of approximately 1.9 to 2 million tons per quarter established in the second half of 2006.

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Plum Creek Timber Company Reports Results

The Real Estate segment reported revenue of $52 million and operating income of $33 million from the sale of approximately 29,000 acres of small, non-strategic timberlands and HBU/recreation lands. Small, non-strategic timberland values of nearly $1,200 per acre were lower than experienced during 2007. Sales of these properties were generally lower-quality lands than those sold in the past year. Recreation lands captured average values of approximately $2,875 per acre. While per acre values for these types of land were stable in most regions, a greater proportion of sales came from lower-priced regions such as Mississippi and Wisconsin when compared to the past year. First quarter 2007 Real Estate segment revenue was $39 million and resulted in income of $21 million. The higher 2008 results are due to the timing of sales.

The Manufacturing segment reported a $9 million operating loss during the first quarter of 2008 as compared to an operating loss of $1 million reported during the first quarter of 2007. Profitability of the company’s lumber business declined. Average lumber prices were 6 percent lower than the same period of 2007. As a result, the company reduced production and wrote down the value of its inventory by $4 million. The company’s plywood and medium density fiberboard (MDF) operations remained profitable. Higher average prices for the company’s MDF products were partly offset by higher raw material costs.

Recent Financing

In the first quarter, the company entered into a four-year $250 million term credit agreement that is priced at LIBOR plus one percent. The facility provides financing for debt maturities coming due over the next 12 to 18 months.

Share Repurchase

During the quarter the company repurchased approximately 1.3 million shares of common stock at an average price of $40.14 per share. As of March 31, 2008, the company had 171.1 million shares of common stock outstanding and $149 million remaining in its current share repurchase authorization.

Outlook

Harvest levels in the Northern Resources segment are expected to decline from first quarter levels due to normal seasonal factors. Northern pulpwood and sawlog harvests are typically at their lowest level during the second quarter of the year as thawing spring weather restricts harvesting activities in the North. The Southern sawlog harvest is expected to increase modestly from the first quarter’s level while the company plans to maintain the pace of its Southern pulpwood harvest to serve attractive markets.

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Plum Creek Timber Company Reports Results

Within the rural land area, the geographic mix of properties is expected to be skewed toward lower-valued regions in 2008. Second quarter Real Estate segment sales are expected to be between $45 million and $65 million. Similar to years past, the company expects Real Estate segment sales to be seasonally higher during the second half of 2008 and it expects full-year segment sales to be between $320 million and $340 million.

Manufacturing results are expected to improve during the second quarter, as the first quarter included a $4 million lumber inventory write-down, while plywood and MDF are expected to remain stable.

Second quarter earnings are expected to be lower than the first quarter, due to the seasonally lower harvest volumes in the Northern Resources segment. The company expects to report second quarter earnings between $0.13 and $0.18 per share. For the year, the company expects income from continuing operations between $1.05 and $1.30 per share.

“Well-managed timberlands are unique assets with lasting value. Our diverse asset base and strong balance sheet provide the operational and financial flexibility to make the correct value decisions in these challenging markets,” continued Holley.

“The value of investment-grade timberlands continues to be confirmed by timberland investors worldwide. In such an environment, both experience and discipline are absolutely essential to effective capital allocation. We’ll maintain our historic discipline with the ultimate goal of maximizing the per share value of the company,” Holley concluded.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 28, at 5 p.m. EDT (2 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 23089517.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s Web site at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

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Plum Creek Timber Company Reports Results

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	March 31, 2008	March 31, 2007
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$201	$209
Real Estate	52	39
Manufacturing	105	115
Other	5	6

Total Revenues	363	369

Costs and Expenses:
Cost of Goods Sold:
Timber	139	134
Real Estate	16	16
Manufacturing	112	113
Other	—	1

Total Cost of Goods Sold	267	264

Selling, General and Administrative	30	30

Total Costs and Expenses	297	294

Other Operating Income (Expense), net	3	2

Operating Income	69	77
Interest Expense, net	36	36

Income before Income Taxes	33	41
Benefit for Income Taxes	(5)	(4)

Net Income	$38	$45

Per Share Amounts:

Net Income per Share
- Basic	$0.22	$0.26
- Diluted	$0.22	$0.25

Weighted Average Number of Shares Outstanding
- Basic	171.6	177.1
- Diluted	172.1	177.5

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2008	December 31, 2007
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$118	$240
Accounts Receivable	39	33
Like-Kind Exchange Funds Held in Escrow	31	—
Inventories	86	82
Deferred Tax Asset	7	7
Real Estate Development Properties	6	5
Assets Held for Sale	66	64
Other Current Assets	24	25

	377	456

Timber and Timberlands, net	3,924	3,949
Property, Plant and Equipment, net	196	202
Investment in Grantor Trusts (At Fair Value)	24	27
Other Assets	35	30

Total Assets	$4,556	$4,664

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$150	$147
Accounts Payable	37	48
Interest Payable	39	29
Wages Payable	11	25
Taxes Payable	15	23
Deferred Revenue	7	13
Other Current Liabilities	17	18

	276	303

Long-Term Debt	2,020	1,820
Line of Credit	369	556
Deferred Tax Liability	18	20
Other Liabilities	57	64

Total Liabilities	2,740	2,763

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 171.1 at March 31, 2008, and 172.3 at December 31, 2007	2	2
Additional Paid-In Capital	2,206	2,204
Retained Earnings	168	202
Treasury Stock, at cost, Common Shares - 15.9 at March 31, 2008, and 14.6 at December 31, 2007	(560)	(509)
Accumulated Other Comprehensive Income	—	2

Total Stockholders’ Equity	1,816	1,901

Total Liabilities and Stockholders’ Equity	$4,556	$4,664

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	March 31, 2008	March 31, 2007
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$38	$45
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	33	33
Basis of Real Estate Sold	10	9
Expenditures for Real Estate Development	(3)	(2)
Deferred Income Taxes	(2)	(3)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(31)	(10)
Other Working Capital Changes	(39)	(31)
Other	(7)	(3)

Net Cash Provided By (Used In) Operating Activities	(1)	38

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(13)	(11)
Timberlands Acquired	(1)	—
Other	—	2

Net Cash Used In Investing Activities	(14)	(9)

Cash Flows From Financing Activities:
Dividends	(72)	(75)
Borrowings on Line of Credit	477	649
Repayments on Line of Credit	(664)	(577)
Proceeds from Issuance of Long-Term Debt	250	—
Principal Payments and Retirement of Long-Term Debt	(47)	(72)
Proceeds from Stock Option Exercises	—	5
Acquisition of Treasury Stock	(51)	(22)

Net Cash Used In Financing Activities	(107)	(92)

Decrease In Cash and Cash Equivalents	(122)	(63)

Cash and Cash Equivalents:
Beginning of Period	240	273

End of Period	$118	$210